Exhibit 99.1

Business First Bancshares, Inc. and Minden Bancorp, Inc. Announce Their Merger

BATON ROUGE, La., Oct. 6, 2017 /PR Newswire/-- Business First Bancshares, Inc., the holding company for Business First Bank ("Business First"), and Minden Bancorp, Inc. ("Minden Bancorp") today jointly announced the signing of a definitive agreement under which Business First will acquire Minden Bancorp and its wholly owned bank subsidiary, MBL Bank. Following the completion of the transaction, the combined institution will be the ninth-largest Louisiana-headquartered bank, with total assets exceeding $1.5 billion.

"Over the past decade, we have worked consistently towards our goal of becoming the region's most influential business-focused community bank," said Jude Melville, President and CEO of Business First. "This partnership, in conjunction with our recently announced expansion into the Dallas, Texas market, pushes us towards that goal by adding scale, a loyal client base, and a group of dedicated entrepreneurial teammates to our efforts. Business First is committed to adding the scale, management depth, and products and services to best serve the small to midsize businesses in our markets and their owners and employees."

MBL Bank was founded in 1910 and currently operates two branches in Minden, Louisiana. As of June 30, 2017, Minden Bancorp reported $322.9 million in total assets, $194.4 million in total loans, $259.1 million in total deposits, and $48.6 million in total equity. For the first six months of 2017, Minden Bancorp reported net income of $2.8 million, return on average assets and equity of 1.7% and 11.7%, respectively, and an efficiency ratio of 35.8%. MBL Bank is the leading financial institution in Webster Parish, part of the Shreveport-Bossier City MSA, with approximately 40% deposit market share according to June 2017 FDIC deposit data. Business First currently operates one full-service location in Shreveport and, on a pro forma basis, the combined institution will rank seventh in deposit market share for the MSA.

Following the completion of the transaction, Minden Bancorp and MBL Bank's Chairman, President and CEO, Jack Byrd, will join Business First and Business First Bank's board of directors and serve as Chairman of Business First Bank's Northwest Region. "We are excited to partner with Business First," said Mr. Byrd.  "Since 2006, I have watched Business First build a strong statewide footprint and am confident that the combined institution is well positioned to capitalize on the business opportunities in Northwest Louisiana and the broader footprint. Business First Bank and MBL Bank have similar operating and credit philosophies, so our employees and customers will benefit from the combination."

Under the terms of the merger agreement, which has been approved by the board of each company, Minden Bancorp's shareholders will receive cash consideration of $31.50 per share, equating to aggregate consideration of approximately $76.1 million. The per share consideration received by Minden Bancorp's common shareholders may be reduced, on a dollar-for-dollar basis, by any special dividend paid by Minden Bancorp immediately prior to the closing of the transaction. The transaction is subject to certain conditions, including approval by the shareholders of Minden Bancorp and receipt of customary regulatory approvals. The transaction is expected to close in the first quarter of 2018.

In connection with the Minden Bancorp transaction, Business First also announced today the execution of securities purchase agreements with selected institutional and other accredited investors for a private placement of 3,300,000 shares of common stock at an offering price of $20 per share for aggregate gross proceeds of $66 million. The proceeds from the capital raise will be used to pay the cash consideration to Minden Bancorp's shareholders, to support the capitalization of the combined institution, and for other general corporate purposes.

"We are encouraged by the support of the investors who participated in this capital raise. We believe the Minden transaction will create long-term value for all of our shareholders and are excited to begin working with Jack and his team on successfully combining our two institutions," concluded Mr. Melville.

Stephens Inc. and National Capital, L.L.C. acted as financial advisors and Fenimore, Kay, Harrison & Ford, LLP acted as legal advisor to Business First. Stephens Inc. also served as the sole placement agent for the private placement of common stock.  Banks Street Partners acted as financial advisor and rendered a fairness opinion and Phelps Dunbar, LLP acted as legal advisor to Minden Bancorp.

About Business First Bank

Business First Bank operates 19 offices, including 16 banking centers, two loan production offices and one wealth solutions office in markets across Louisiana and Texas. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," "could," or "intend." We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.